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DOLLAR GENERAL REPORTS FEBRUARY SAME-STORE SALES UP 4.9%;

ANNOUNCES FISCAL 2006 EARNINGS CONFERENCE CALL

GOODLETTSVILLE, Tenn. – March 8, 2007 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week period ended March 2, 2007, equaled $695.6 million compared to $645.4 million last year, an increase of 7.8 percent. For the four-week period, same-store sales increased 4.9 percent compared to a 0.5 percent decrease in the four-week period ended March 3, 2006.  Each of the Company’s four major merchandise categories, including highly consumables, seasonal, basic apparel and home products, contributed to the sales increase. Markdowns incurred in connection with the Company’s efforts to minimize the carryover of seasonal and other non-core merchandise and to liquidate merchandise in stores in the closing process contributed significantly to sales in the non-consumables categories. Excluding sales in 130 stores, which are in the process of closing as part of the Company’s store revitalization efforts, same-store sales increased 4.2 percent in the fiscal 2007 February period.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the year ended February 2, 2007 on Monday, March 26, 2007. The Company will host a conference call on Monday, March 26, 2007, at 9:00 a.m. CDT/10:00 a.m. EDT to discuss the year’s results. If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com.  A replay of the conference call will be available through Monday, April 9, 2007, online or by calling (334) 323-7226. The pass code for the replay is 71244209.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,260 neighborhood stores as of March 2, 2007.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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